Exhibit 4.40

[THE ATTACHMENTS TO THIS EXHIBIT REFERENCED IN ARTICLE 15.2, AS BRACKETED BELOW, ARE NOT INCLUDED IN THIS EXHIBIT, AS SUCH ATTACHMENTS WERE NOT INCLUDED IN THE FINAL EXECUTED DOCUMENT.]

Equity Transfer Agreement

Party A1 (Transferor): Yiling (Shanghai) Information Technology Co., Ltd.

Unified social credit code: 91310000MA1GC5HY9T

Domicile:  Room 2009, Building 2, 588 Zixing Road, Minhang District, Shanghai

Legal representative: Zeng Qingchun

Party A2 (Transferor): Wang Wei

ID Card no.: ***

Address: ***

Party A1 and Party A2 are collectively referred to as "Party A" or the "Transferors"

Party B (Transferee): Shanghai Xianggui Health Management Co., Ltd.

Unified social credit code: 91310000MA1GCDF50K

Domicile:  Room 07, 9/F, Building 2, 588 Zixing Road, Minhang District, Shanghai.

Legal representative: Zeng Qingchun

Party C (Subject Company): Xianggui (Shanghai) Biotechnology Co., Ltd.

Unified social credit code: 91310112MA1GC6PG5T

Domicile: Room 02, 10/F, Building 2, 588 Zixing Road, Minhang District, Shanghai.

Legal representative: Zeng Qingchun

Whereas,

1. Party C is a joint venture limited liability company between a foreign-funded enterprise and a domestic-funded enterprise, duly and legally established on September 28, 2018 in accordance with the law of the People's Republic of China.

2. As at the execution hereof, the registered capital and equity structure of Party C are as follows: Unit: RMB TEN THOUSAND

Name of shareholder	Subscribed amount	Proportion of investment contribution
Wang Wei	400	40%
Yiling (Shanghai) Information Technology Co., Ltd.	600	60%
Total	1000	100.00%

3. Party A1 is the controlling shareholder of Party C and legally holds 60% equity in Party C, Party A2 is a shareholder of Party C and legally holds 40% equity in Party C.

4. Party A1 intends to transfer its 60% equity in Party C to Party B for RMB 3.4 million, and Party A2 intends to transfer its 10% equity in Party C for RMB 566700 to Party B, and Party B agrees to receive the above-mentioned equity in accordance with the terms and conditions as provided herein.

NOW, THEREFORE, the parties enter into this Agreement equally and freely through consultation.

Article 1 Equity Transfer Subject

1.1 Party A agrees to transfer 70% of the equity in Party C to Party B, and Party B agrees to receive such equity.

1.2 After the completion of this equity transfer, the equity structure of Party C will be as follows: unit: RMB TEN THOUSAND

Name of shareholder	Subscribed amount	Proportion of investment contribution
Shanghai Xianggui Health Management Co., Ltd.	700	70%
Wang Wei	300	30%
Total	1000	100.00%

Article 2 Transfer Price and Payment Term

2.1 The total equity transfer price is RMB3.9667 million.

2.2 The Transferee shall pay the equity transfer amount to the Transferors as follows: RMB 1 million to Party A1 and RMB 0.5667 million to Party A 2 by May 20, 2020; RMB1 million to Party A1 by June 20, 2020, and RMB1.4 million to Party A2 by July 20, 2020.

2.3 Unless modified by Party A's written notice, Party B shall remit the equity transfer amount hereunder to the following collection account designated by Party A:

Party A1: Yiling (Shanghai) Information Technology Co., Ltd.

Account No.：***

Account name: Yiling (Shanghai) Information Technology Co., Ltd.

Opening bank: ICBC Shanghai Branch Jianguo West Road Sub-branch

Party A2:

Account No.：***

Account name: Wang Wei

Opening bank: ICBC

Article 3 Closing of Equity

3.1 Within five business days after the signing of this Agreement, the parties shall cooperate with each other to actively complete the registration of industrial and commercial changes.

3.2 Party B shall pay the corresponding equity transfer amount within the time as provided in Article 2.2 hereof.

3.3 After Party B pays all the equity transfer amount, that is, after July 20, 2020, Party C shall issue to Party B the Contribution Certificate.

Article 4 Takeover and Industrial and Commercial Changes

4.1 The parties agree to complete the takeover on the day after the signing of this Agreement. All parties shall jointly select persons to complete the actual inventory and handover of important documents and materials in accordance with this Agreement.

4.2 The above-mentioned takeover shall be completed no later than the date of registration of industrial and commercial changes.

Article 5 Arrangement of Transitional Period

5.1 The transitional period shall be a period between the date of signing this Agreement and the date of completion of the takeover.

5.2 Within the transitional period, Party A warranties that:

5.2.1 Party C operates only within normal limits and in a manner consistent with the past, and Party C operates in a manner in line with laws, regulations, rules and orders;

5.2.2 Except otherwise normal business actions, without the consent of Party B, Party C will not:

(1) acquire any asset, dispose of or sell any asset, receive or dispose of any right, or undertake any obligation;

(2) change the form of Party C;

(3) adopt any resolution of shareholders’ meeting;

(4) carry out investments, financing or provide guarantees;

(5) undertake to assume any debt or to repay any borrowing in relation to the equity transfer hereunder;

(6) provide dividends to shareholders;

(7) waive any legal right or obligation, including, but not limited to, cancellation of other persons' debts and termination of intellectual property.

5.3 In case Party A violates the obligations under this Article 5, it shall be liable for responsibility from breach as agreed in Article 8 hereof.

Article 6 Undertakings and Warranties

6.1 Warranties of Party A and Party C:

6.1.1 Party A's ownership of the equity is legal, it has full independent rights and interests and has a legal, effective and complete right to dispose of the equity, and is not subject to any compulsory measure taken by any authority such as seal-up, etc. If a third party claims for the subject equity, Party A shall be responsible for the settlement thereof.

6.1.2 Party A's exercise of shareholder rights is in accordance with the provisions of the Company Law and does not violate the provisions of the Company Law.

6.1.3 There is no pledge on the equity held by Party A, and there are no other circumstances restricting or prohibiting the transfer of equity.

6.1.4 The signing and performance of this Agreement will not be restricted by Party A's own conditions, nor will they lead to the violation of Party A's articles of association, the resolutions of shareholders' meeting or board of directors, judgments, awards, government orders, laws, regulations or deeds.

6.1.5 Party C has no obligations other than those expressly disclosed in the Balance Sheet as attached hereto. Otherwise, Party A shall bear all liabilities not disclosed.

6.1.6 As at the date of take-over, Party C has not received any oral or written notice of administrative punishment from any competent governmental authority such as administration for industry and commerce, land administration bureau, taxation bureau, etc..

6.1.7 Party A1 and its shareholders, Party A2 and its spouse, children and close relatives shall not engage in the same or similar business as Party C's main business in any way during the period of Wang Ying, Zeng Qingchun and Wang Wei as the officers of ECMOHO Limited.

6.18 Party A shall undertake strict confidentiality obligations regarding any customer's resources, business information, business channels, trade secrets and other matters that it has contacted and known during its time as a shareholder of Party C.

6.1.9 Party C warranties that, if it intends to purchase relevant goods and services and ECMOHO Limited and its holding company (hereinafter referred to as "ECMOHO") has such goods or can provide such services, Party C will give priority to purchasing the same from ECMOHO.

6.2 Party B warranties as follows:

6.2.1 It purchases equity with its own funds other than illegal funds;

6.2.2 It will pay Party A the equity transfer amount fully and on time as per this Contract;

6.2.3 All documents and data delivered to Party A for the purpose of signing this Agreement are true and complete. And it has sufficient funds to perform the acquisition and payment obligations hereunder;

6.2.4 The signing and performance of this Agreement will not be restricted by Party B's personal conditions, nor will it lead to the violation of Party B's articles of association, resolutions of shareholders' meeting or board of directors, judgments, awards, government orders, laws, regulations and deeds.

6.2.5 Party B warranties that from April 1, 2020, the creditor's rights and debts of the Subject Company are not related to Party A1.

6.2.6 Party B and its shareholders, its shareholders' spouses, children and close relatives shall not engage in the same or similar business as the main business of Party A1 or its holding company in any way during the period of Wang Ying, Zeng Qingchun and Wang Wei as the officers of ECMOHO Limited.

Article 7 Taxes and Expenses

All taxes and expenses involved in the equity transfer hereunder shall be borne by the parties in accordance with the applicable laws and regulations.

Article 8 Liability for Breach of Contract

8.1 Breaches of contract

8.1.1 If any party hereto fails to properly and fully perform its obligations under this Agreement or the representations and warranties made by any party hereto hereunder are not true, that party shall be deemed to be in breach of this Agreement. The breaching party hereto shall compensate the non-breaching party for any and all losses incurred thereby.

8.1.2 Any of the following circumstances shall constitute a major breach:

(1) Where a party hereto expresses explicitly or through its act that it will not perform its major obligations hereunder prior to the expiry date hereof;

(2) Where a party hereto delays in its performance of its major obligations hereunder, and still fails to do so within a reasonable period of time of a reminder served.

(3) Where a party hereto delays in its performance of its major obligations hereunder, or commits other acts, so that the purpose of the Agreement cannot be realized.

8.2 Liquidated Damages

8.2.1 Unless otherwise agreed herein, in the event of a major breach of contract, the liquidated damages hereunder shall be 30% of the total equity transfer amount hereunder, and if the liquidated damages are not sufficient to make up for the loss of the non-breaching party, the breaching party shall continue to compensate the loss.

8.2.2 If Party B delays the payment of the consideration for the equity transfer hereunder, for one day delayed, Party B shall pay Party A the liquidated damages equal to 5/10,000 the delayed equity transfer amount. If the payment is delayed for more than 15 days, the Transferor shall have the right to terminate this Agreement and require the Transferee to bear the liquidated damages equivalent to 30% of the total equity transfer amount.

8.3 In the event of breach of contract, the breaching party shall pay liquidated damages to the non-breaching party (applicable in case of major breach of contract) and compensate the non-breaching party for the losses caused by the breach. The payment of liquidated damages will not affect the non-breaching party's right to require the breaching party to continue to perform or terminate this Agreement.

8.4 Provisions on Special Compensation

8.4.1 For avoidance of doubt, the parties agree that, Party A shall assume the liability for breach of contract any loss caused on Party C and/or its subsidiaries or branches, or Party B due to the following matters existing before the completion of the commercial and industrial changes in relation to the equity transfer hereunder in accordance with Article 8.4.2 hereof unless Party A has disclosed in writing to the Transferee prior to the signing of this Agreement:

(1) Any non-conformity of capital contribution of the shareholders of Party C prior to the signing of this Agreement;

(2) The existence of a substantive breach or violation of any contract by Party A;

(3) Any outstanding amount, penalty or late fee from Party A and/or its subsidiaries, branches in the social insurance registration, housing fund deposit registration, employee wage, social insurance, housing fund, personal income tax and other aspects of labor (including labor contract signing and employee working hour arrangement);

(4) The operation of the business and the use of the intellectual property of Party A and/or its subsidiaries or branches conflicts with the intellectual property of any third party, or Party A and/or its subsidiaries or branches infringe or steal intellectual property of any third party;

(5) The existing shareholders and the core employees of Party A and/or its subsidiaries or branches violate their non-competition and confidentiality commitments to any third party;

(6) Party A has the obligation to pay outstanding taxes, the late fee or any other fee due to the relevant tax matters, or during the period when the Transferee holds the equity in Party A, if Party A and the Transferee are subject to punishment or loss due to Party A's financial and tax irregularities;

(7) Party A is subject to administrative punishment by the competent authority for the matters involving industry and commerce, taxation, land, environmental protection, customs, quality supervision, work safety, labor social security, fire protection, planning, construction, business operation, etc.;

(8) Serious losses incurred by the Transferee due to the fact that Party A, the existing shareholders and the management of Party A do not fully disclose the operating facts, financial information or legal risks of Party A in the course of this equity transfer, or through the fault of Party A, the existing shareholders and the management of Party A;

(9) All legal liabilities, including civil, criminal, tax, security, intellectual property rights, and all debts, taxes and other related liabilities not disclosed in this Agreement and related statements, which shall be covered by existing shareholders prior to registration of changes in the equity transfer.

(10) Any third party's objection or claim to Party A on the basis of the subject matter prior to the completion of this equity transfer following the closing date.

8.4.2 Party A shall eliminate any influence caused on Party B and Party C by the circumstances as set forth in Article 8.4.1, and pay Party B a penalty equal to 30% of the amount involved in the above circumstances. If Party A fails to eliminate such influence within a reasonable time limit upon receipt of the reminder from Party B, Party B shall have the right to request the cancellation hereof and require Party A to pay a penalty equal to 30%

of the total equity transfer price.

Article 9 Confidentiality

Article 9.1 The parties hereto guarantee that documents and information (including business secrets, company plans, operation activities, financial information, technical information, business information and others) which belong to the other parties and cannot be obtained from open sources and learned in the process of discussion, signing and performance of this Agreement shall be maintained in strict confidence. Without the consent of the original supplier of information and documents, the other parties shall not disclose all or part of the contents of trade secrets to any third party.

9.2 Each party hereto undertakes to keep confidential the other party's trade secrets known during the performance hereof; this confidentiality obligation shall survive the termination or cancellation hereof (for whatever reason).

Article 10 Notice

10.1 The parties hereto shall be deemed to have effectively served relevant notices on the other parties on matters relating hereto by sending the same by means of any of the contact information listed in the first part hereof (including email) and informed the other parties, no matter whether or not the other parties has actually consulted such notices.

10.2 The contact information listed in the first part hereof shall also serve as a valid judicial service address.

10.3. If any party changes its contact information, it shall notify the other party in writing within three days of such change or it shall assume any and all liabilities incurred thereby.

Article 11 Applicable Law and Dispute Resolution

1. The execution, interpretation and performance of this Agreement and the resolution of disputes in connection herewith shall be governed by the then-current laws of the People's Republic of China.

2. Any dispute arising from this Agreement or related hereto may be settled through friendly negotiation between the parties hereto or through mediation by the competent authority. If negotiation or mediation fails, such dispute shall be submitted to Shanghai Arbitration Commission for arbitration. The arbitration award shall be final and binding on the parties hereto, and the losing party shall bear the laywer's fee, acceptance fee, handling fee, preservation fee, and notarization fees, etc. arising therefrom.

Article 12 Severability

Where any provision of this Agreement is held invalid, illegal or unenforceable by any court or other authority with competent jurisdiction, such provision hereof shall not be deemed a part hereof or affect the validity, legality or enforceability of the remaining provisions hereof.

Article 13 Entire Agreement

This Agreement and the documents attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated in these documents, and supersede all prior oral or written covenants, agreements, memoranda, and discussion drafts, etc. between the parties hereto with respect to such transactions.

Any subsequent supplement hereto or amendment hereof shall be made in writing, and no such supplement or amendment shall be valid unless made in writing.

Article 14 Non-waiver

Unless as otherwise agreed, any failure or delay on the part of any party hereto to exercise any rights under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any other or further exercise thereof or the exercise of any other rights. A waiver by one of the parties of at any time of a breach of any term or provision of this Agreement committed by any other party shall not be construed as a waiver by such party of any subsequent breach to be committed by such other party, nor shall it be construed as a waiver by such party of its rights under such provision or any of its other rights under this Agreement.

Article 15 Counterparts

15.1 This Agreement is made in six (6) counterparts, with each party hereto holding two counterparts. Each counterpart shall have the same legal force and effect.

[15.2 The annexes hereto are the integral parts hereof and shall have the same force and effect as this Agreement.

The annexes to this Agreement are as follows:

Annex 1: Balance Sheet

Annex 2: Others]

15.3 This Agreement shall enter into force after the signing and seal stamping of the parties, and if the authorized representatives sign this Agreement, they shall provide a valid power of attorney.

15.4 The relevant equity transfer contracts signed by the parties at the request of the administration for industry and commerce are for registration only, and the rights and obligations of the parties shall still be subject to this Agreement.

(Hereinafter left blank intentionally)

This page is left blank intentionally and serve as the signing page for the parties

Party A1 (Seal): Yiling (Shanghai) Information Technology Co., Ltd. (seal)

Legal representative or authorized person (signature): /s/ Zeng Qingchun

Party A2 (signature): /s/ Wang Wei

Party B (seal): Shanghai Xianggui Health Management Co., Ltd. (seal)

Legal representative or authorized person (signature): /s/ Zeng Qingchun

Party C (seal): Xianggui (Shanghai) Biotechnology Co., Ltd. (seal)

Legal representative or authorized person (signature): /s/ Zeng Qingchun

Singing date: April 27, 2020

Signing place: Shanghai